Exhibit B

STOCK PURCHASE AGREEMENT

by and between

AFV PARTNERS SPV-7 LLC

and

DD GLOBAL HOLDINGS LIMITED

October 6, 2021

EXHIBITS:
Annex I	Definitions

i

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of this 6th day of October, 2021, is by and between (i) AFV Partners SPV-7 LLC, a Delaware limited liability company (“Purchaser”), and (ii) DD Global Holdings Limited, an exempted company organized with limited liability in the Cayman Islands (“Seller”).

RECITALS

A. Seller owns beneficially and of record 62,269,069 issued and outstanding shares of Common Stock (the “Shares”) of Canoo Inc., a Delaware corporation (the “Company”); and

B. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, 53,600,000 Shares (the “Purchased Shares”), pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and representations and subject to the terms and conditions herein contained, and other good and valuable consideration, had and received, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

1.1 Definitions and Defined Terms. Capitalized terms used in this Agreement shall have the respective meanings set forth or referenced in Annex I hereto, unless otherwise defined herein.

Article II
PURCHASE AND SALE

2.1 Purchase and Sale of the Shares. At the Closing, Purchaser shall purchase from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, all of Seller’s right, title and interest in and to the Purchased Shares.

2.2 Purchase Price. The aggregate purchase price to be paid to Seller by Purchaser for all of the Purchased Shares shall be equal to an amount in cash equal to $349,899,436 (such aggregate amount, the “Purchase Price”). On or prior to the Closing Date, Purchaser shall pay to Seller by bank wire transfer of immediately available funds to the account designated in writing by Seller an amount in cash equal to the Purchase Price.

Article III
CLOSING

3.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place remotely by the electronic exchange of executed copies of documents to be delivered on or prior to the Closing on the fifth (5th) Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article VII (other than those closing conditions set forth in Article VII that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing) or at such other time as the parties may mutually agree. The date on which the Closing occurs is referred to herein as the “Closing Date.”

3.2 Deliveries by Seller. On or prior to the Closing Date, Seller shall deliver, or cause to be delivered, to Purchaser the following items:

(a) all of the Purchased Shares by executed letter of instruction to the Company’s transfer agent instructing the transfer agent to credit such Purchased Shares in book entry form to the account or accounts designated by the Purchaser, accompanied by irrevocable stock transfer powers duly executed in proper form for transfer, free and clear of all Liens; and

(b) such other documents and instruments as Purchaser may reasonably request to consummate the transactions contemplated hereby.

3.3 Deliveries by Purchaser. On or prior to the Closing Date, Purchaser shall deliver, or cause to be delivered, to Seller the following items:

(a) the Purchase Price in accordance with Section 2.2; and

(b) such other documents and instruments as Seller may reasonably request to consummate the transactions contemplated hereby.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that the following statements are true and correct as of the date of this Agreement and as of the Closing:

4.1 Existence and Good Standing. Seller is an entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation and is duly qualified to do business and is in good standing (or, where applicable, in existence) in the jurisdictions in which Seller is required to be so qualified.

4.2 Power; Enforceability. Seller has the power and authority to execute, deliver and perform fully its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the applicable transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Seller and, assuming due authorization, execution and delivery by Purchaser, represent the legal, constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their terms.

4.3 No Conflict. Neither the execution of this Agreement nor the performance by Seller of its obligations hereunder will (a) violate or conflict with Seller’s governing documents or any applicable Law or Order applicable to Seller or by which any of Seller’s property or assets (including the Shares) are bound, (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or result in the loss of any benefit under, or constitute (with notice or lapse of time, or both) a default under the terms of any material note, deed, lease, instrument, security agreement, mortgage, commitment, contract, agreement, license or other material instrument to which Seller is a party or by which any of Seller’s assets or properties (including the Shares) are bound, which violation, conflict, termination, additional rights or compensation, right to terminate or acceleration, loss of benefit, or default would materially impair Seller’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, or (c) result in the creation or imposition of any Lien with respect to, or otherwise have an adverse effect upon, the Purchased Shares.

4.4 Consents. No Consent of any third party or Governmental Authority is required in connection with the execution and delivery by Seller of this Agreement or the consummation of the transactions contemplated hereby, except for the CFIUS Clearance or filings pursuant to applicable securities Law.

4.5 Title to Shares. Seller has good and valid title to Shares, free and clear of all Liens, except Liens arising under any applicable state securities Laws. Upon the consummation of the transactions contemplated by this Agreement, Purchaser will acquire good and valid title to the Purchased Shares, free and clear of all Liens, except Liens arising under any applicable state securities Laws.

4.6 Litigation; Compliance with Laws. Seller, with respect to the Shares, is not (i) party to any ongoing litigation or subject to any unsatisfied Orders or (ii) in material violation of applicable Laws and Orders. There is no Order and no Proceeding pending or threatened against Seller that would give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Seller from complying with the terms of this Agreement.

4.7 Non-Reliance. Seller acknowledges that it is relying on its own independent investigation and analysis in entering into the transactions contemplated hereby. Seller is aware that Purchaser may possess material non-public information regarding the Company or its securities, and the value of the Purchased Shares (“Purchaser’s Material Information”).  Seller has not requested Purchaser’s Material Information. Seller hereby waives any and all claims it may have or may hereafter acquire against Purchaser relating to any failure by Purchaser to disclose Purchaser’s Material Information to Seller in connection with Seller’s sale of the Purchased Shares to Purchaser.

4.8 Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for Seller in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof.

Article V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that the following statements are true and correct as of the date of this Agreement and as of the Closing:

5.1 Existence and Good Standing. Purchaser is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to do business and is in good standing (or, where applicable, in existence) in the jurisdictions in which Purchaser is required to be so qualified.

5.2 Eligible Investor; Power; Enforceability. To Purchaser’s knowledge, Purchaser is an Eligible Investor as defined under the NSA. Purchaser has the power and authority to execute, deliver and perform fully its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the applicable transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Purchaser and, assuming due authorization, execution and delivery by Seller, represent the legal, constitute the valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms.

5.3 No Conflict. Neither the execution of this Agreement nor the performance by Purchaser of its obligations hereunder will (a) violate or conflict with Purchaser’s governing documents or any Law or Order applicable to Purchaser or by which any of Purchaser’s property or assets are bound, or (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or result in the loss of any benefit under, or constitute (with notice or lapse of time, or both) a default under the terms of any note, deed, lease, instrument, security agreement, mortgage, commitment, contract, agreement, license or other instrument or oral understanding to which Purchaser is a party or by which any of Purchaser’s assets or properties are bound.

5.4 Consents. Purchaser acknowledges that to its knowledge based on facts as they exist as of the date of this Agreement no filing or notice is required to be made pursuant to the HSR Act in connection with the transactions contemplated hereby. Purchaser is relying solely on its advisers and not on any statement or representations of the Seller, the Company, or any of their respective agents. No Consent of any Governmental Authority is required in connection with the execution and delivery by Purchaser of this Agreement or the consummation of the transactions contemplated hereby, except for the CFIUS Clearance or filings pursuant to applicable securities Law.

5.5 Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for Purchaser in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof.

5.6 Nature of Investment

(a) Purchase for Own Account for Investment. The Purchaser is acquiring the Purchased Shares as principal for his own account for investment purposes only and not with a view to distributing or reselling such Purchased Shares or any part thereof as an underwriter within the meaning of the Securities Act of 1933, as amended (the “1933 Act”). Purchaser has no present intention of selling or otherwise disposing of all or any portion of the Purchased Shares.

(b) Accredited Investor. Purchaser, and each of Purchaser’s equity holders, is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act.

(c) No General Solicitation. At no time was Purchaser or any other person presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television, Internet or other form of general advertising or solicitation in connection with the Purchased Shares.

(d) Compliance with Securities Laws. Purchaser understands and acknowledges that, in reliance upon the representations and warranties made by Purchaser herein, the Purchased Shares are not being registered with the Securities and Exchange Commission (“SEC”) under the 1933 Act, but instead are being transferred under exemptions from the registration and qualification requirements of the 1933 Act and the Law or other applicable securities laws which impose certain restrictions on Purchaser’s ability to transfer the Purchased Shares.

(e) Securities Law Restrictions on Transfer. Purchaser understands that Purchaser may not transfer any Purchased Shares unless such Shares are registered under the 1933 Act or qualified under the Law or other applicable securities laws or unless an exemption from such registration is available. Purchaser understands that only the Company may file a registration statement with the SEC and that the Company is under no obligation to do so with respect to the Purchased Shares. Purchaser has also been advised that exemptions from registration and qualification may not be available or may not permit Purchaser to transfer all or any of the Purchased Shares in the amounts or at the times proposed by Purchaser.

5.7 Sufficiency of Funds. Assuming full satisfaction or due waiver of all of the closing conditions set forth in Article VII, at the Closing, the Purchaser shall have sufficient cash on hand or other sources of immediately available funds to enable it to make all payments required to make pursuant to this Agreement and to consummate the transactions contemplated by this Agreement.

Article VI
COVENANTS AND AGREEMENTS

6.1 Further Assurances. From and after the Closing Date, at the request of the other party, Seller, on the one hand, and Purchaser, on the other hand, shall execute and deliver or cause to be executed and delivered to the other party such deeds, bills of sale, assignments, agreements or other instruments to the other party in addition to those required by this Agreement, as such party may reasonably request, in order to implement the transactions contemplated by this Agreement.

6.2 Consents. Each of the parties shall (i) use reasonable best efforts to obtain all Consents, if any, of Governmental Authorities and third parties which are to be obtained by such party and are necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing, and (ii) provide reasonable cooperation and assistance reasonably requested by either party with regard to the parties obtaining all Consents, if any, of Governmental Authorities and third parties which are to be obtained by the parties and are necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing, including, but not limited to, the CFIUS Clearance and any other filings pursuant to the NSA or applicable securities Law. Each of the parties shall make or cause to be made all filings and submissions under Laws applicable to it as may be required for the consummation of the transactions contemplated by this Agreement as soon as reasonably practicable.

Article VII
CONDITIONS TO CLOSING

7.1 Conditions to Purchaser's Obligations The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Purchaser in writing) of the following conditions as of the Closing:

(a) all of the representations and warranties of Seller set forth in Article IV shall be true and correct in all respects as of the date of this Agreement and as of the Closing as if made at the Closing (except that any such representations and warranties that are made as of a specified date shall be true and correct only as of such date);

(b) Seller shall have performed and complied with in all material respects the covenants and agreements required to be performed or complied with by Seller under this Agreement prior to the Closing;

(c) no Order of any Governmental Authority shall have been entered that would prevent, or Proceeding pending seeking to prevent, the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(d) Seller shall have delivered to Purchaser each of the deliverables for which each it is obligated to deliver under Section 3.2; and

(e) the CFIUS Clearance shall have been obtained.

7.2 Conditions to Seller's Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Seller in writing) of the following conditions as of the Closing:

(a) all of the representations and warranties of Purchaser set forth in Article V shall be true and correct in all respects as of the date of this Agreement and as of the Closing as if made at the Closing (except that any such representations and warranties that are made as of a specified date shall be true and correct only as of such date);

(b) Purchaser shall have performed and complied with in all material respects the covenants and agreements required to be performed or complied with by Purchaser under this Agreement prior to the Closing;

(c) no Order of any Governmental Authority shall have been entered that would prevent, or Proceeding pending seeking to prevent, the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(d) Purchaser shall have delivered to Seller each of the deliverables for which each it is obligated to deliver under Section 3.3; and

(e) the CFIUS Clearance shall have been obtained.

Article VIII
TERMINATION; LIABILITY

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written agreement of Purchaser and Seller; or

(b) by Seller if there has been a breach or failure to perform by Purchaser of any covenant, representation or warranty contained in this Agreement which breach or failure to perform has given or would give rise to a failure of any condition set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(d) and (x) Seller has provided written notice to Purchaser of such breach or failure to perform and its intent to terminate this Agreement pursuant to this Section 8.1(b) and (y) Purchaser has not cured such breach or failure to perform within five Business Days (or by the Long Stop Date, if sooner) after receiving written notice thereof from Seller or such breach or failure to perform is incapable of being cured; provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b) if there has been a breach or failure to perform by Seller of any covenant, representation or warranty contained in this Agreement that has prevented or would reasonably be expected to prevent satisfaction of any condition set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(d); or

(c) by Purchaser if there has been a breach or failure to perform by Seller of any covenant, representation or warranty contained in this Agreement which breach or failure to perform has given or would give rise to a failure of any condition set forth in Section 7.1(a), Section 7.1(b) or Section 7.1(d), and (x) Purchaser has provided written notice to Seller of such breach or failure to perform and its intent to terminate this Agreement pursuant to this Section 8.1(c) and (y) Seller has not cured such breach or failure to perform within five Business Days (or by the Long Stop Date, if sooner) after receiving written notice thereof from Purchaser or such breach or failure to perform is incapable of being cured; provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 8.1(c) if there has been a breach or failure to perform by Purchaser of any covenant, representation or warranty contained in this Agreement that has prevented or would reasonably be expected to prevent satisfaction of any condition set forth in Section 7.1(a), Section 7.1(b) or Section 7.1(d); or

(d) at any time on or after November 1, 2021 (the “Long Stop Date”), by Seller or Purchaser by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to the Long Stop Date; provided, however, that if the parties have not obtained CFIUS Clearance by the Long Stop Date and CFIUS has expressly notified the parties that its review is ongoing and pending, the Long Stop Date shall be automatically extended by a period of 15 calendar days or by such longer period of time as mutually agreed by the parties.

8.2 Liability. In the event Purchaser or Seller has breached any representation, warranty, covenant, or agreement contained in this Agreement and, if applicable, the breaching party failed to cure such breach within the specified time period, such breaching party shall, at the written request of the non-breaching party, (i) specifically perform pursuant to the terms of this Agreement or (ii) indemnify the non-breaching party for any loss, damages, liability, deficiency, judgment, interest, award, penalty, cost or expense of (including reasonable attorneys’ fees and the cost of enforcing any right to indemnification under this Agreement) incurred by the non-breaching party.

Article IX
MISCELLANEOUS

9.1 Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) will be borne and paid by the party responsible for such Taxes or fees when due under applicable Law, and Tax Returns relating to Transfer Taxes shall be filed by the party responsible for filing such Tax Return under applicable Law. The parties and their Affiliates shall cooperate in connection with the filing of any such Tax Returns including joining in the execution of such Tax Returns. Notwithstanding anything in this Agreement to the contrary, Purchaser shall be entitled to withhold and deduct from the consideration and other amounts payable pursuant to this Agreement such amounts as Purchaser is required to deduct and withhold with respect to the making of such payment under the Code or any other Law, provided that, if Purchaser determines that it is required to deduct and withhold any such amounts, Purchaser shall provide Seller with notice of its intent to withhold and shall reasonably cooperate with Seller to seek to reduce or eliminate any such withholding. Any such withheld amount shall be treated for all purposes of this Agreement as though it had been paid to the Person in respect of which such withholding was made.

9.2 Expenses. Each of the parties hereto shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby.

9.3 No Assignment. The rights and obligations of the parties hereunder may not be assigned without the prior written consent of the other party hereto; provided, however, that Purchaser may assign its rights under this Agreement to one or more of its Affiliates, but any such assignment shall not relieve Purchaser of its obligations hereunder.

9.4 Headings. The headings contained in this Agreement are included for purposes of convenience only, and will not affect the meaning or interpretation of this Agreement.

9.5 Integration, Modification and Waiver. This Agreement, together with the certificates or other instruments delivered hereunder, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior understandings of the parties. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by Purchaser and Seller. No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

9.6 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or Law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” or words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any reference to the singular in this Agreement also includes the plural and vice versa.

9.7 Severability. If any provision of this Agreement or the application of any provision hereof to any party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby.

9.8 Notices. All notices and other communications required or permitted hereunder must be in writing and will be deemed to have been duly given when (a) delivered in person, (b) on the date thereof if sent by email or (c) three Business Days after being deposited with a reputable overnight courier, to the person at the address provided to the other party at or prior to the date of this Agreement, or such other address as may be designated in writing hereafter.

9.9 Governing Law; Consent to Jurisdiction; Dispute Resolution. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application hereto of the Laws of any jurisdiction other than the State of Delaware. Any action, claim, suit or other legal proceeding relating to this Agreement shall be brought exclusively in the state or federal courts located in the State of Delaware (or any appellate courts therefrom). The parties expressly waive any objection based on personal jurisdiction, venue or forum non convenience.

9.10  WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. THE PARTIES ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.11    Counterparts. This Agreement may be executed and delivered by facsimile or email transmission of a portable document format (.pdf) copy and any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the day and year first above written.

SELLER

DD GLOBAL HOLDINGS LIMITED

By:	/s/ Li Pak Tam
Name:	Li Pak Tam
Title:	Director

PURCHASER

AFV PARTNERS SPV-7 LLC

By:	/s/ Anthony Aquila
Name:	Anthony Aquila
Title:	Manager

[Signature Page to Stock Purchase Agreement]

ANNEX I

DEFINITIONS

“Affiliate” of any Person means any person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Person.

“Agreement” has the meaning set forth in the preamble.

“Business Day” means a day except a Saturday, Sunday or other day on which the banks in Dallas, Texas, New York, New York or Switzerland are authorized or required by Law to be closed.

“Closing Date” has the meaning set forth in the preamble; provided, however, that whenever the context of such term or the term “Closing Date” requires a specific effective time, such effective time shall be 12:01 A.M. Eastern Time on the Closing Date.

“CFIUS” means the Committee on Foreign Investment in the United States or any U.S. Governmental Authority acting in its capacity as a member of CFIUS.

“CFIUS Clearance” means, pursuant to the NSA, (i) the affirmative waiver in writing by the CMAs of the application of the provisions of Article X of the NSA to the transactions contemplated hereby, (ii) a period of 30 calendar days shall have elapsed following the notification to the CMAs on September 23, 2021 of the transactions contemplated hereby (i.e., October 23, 2021) and the CMAs shall not have objected within 25 calendar days of such notification (i.e., October 18, 2021), so long as CFIUS has not expressly notified the parties that its review is ongoing and pending, or (iii) following the notification to the CMAs on September 23, 2021 of the transactions contemplated hereby, if the CMAs object to such transactions in writing, the subsequent affirmative confirmation in writing by the CMAs that all objections raised by the CMAs have been resolved to their satisfaction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any consent, novation, approval, authorization, requirement (including any filing and registration requirement), transfer, waiver and notice.

“Governmental Authority” means any government or political subdivision or regulatory body (including any securities exchange), whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator or arbitral body.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Law” means any law, statute, code, act, rule, Order, ordinance, regulation or other requirement of any Governmental Authority.

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“Lien” means any mortgage, pledge, hypothecation, deed of trust, lease, license, rights of others, right of first refusal, first offer or first negotiation, claim, security interest, encumbrance, easement, proxy, title defect, title retention agreement, voting trust agreement, transfer restriction, community property interest, option, lien, charge or similar restriction or limitation.

“NSA” shall mean the National Security Agreement entered into as of December 18, 2020, by and among (i) DD Global, (ii) Canoo Holdings Ltd, (iii) the Company, and (iv) on behalf of CFIUS, the Departments of Defense, Justice, and the Treasury, as the CFIUS Monitoring Agencies (“CMAs”).

“Order” means any order, judgment, injunction, award, settlement, decree, ruling, charge or writ of any Governmental Authority.

“Person” means any individual, estate, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, Governmental Authority, trust or other entity.

“Proceeding” means any demand, charge, complaint, action, suit, proceeding, lawsuit, arbitration, hearing, grievance, audit, investigation, fine or claim of any kind (whether civil, criminal, administrative, investigative, informal or other, at law or in equity or before any arbitrator or arbitral body).

“Tax” means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, escheat, abandoned or unclaimed property, capital stock, social security (or similar), unemployment, disability, registration, recapture, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, estimated, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Governmental Authority, (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other entity, (c) any liability for the payment of any amounts as a result of being a party to any tax sharing agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person. he foregoing types as a result of any express or implied obligation to indemnify any other Person, and (d) any liability for the payment of any of the foregoing types as a successor, transferee or otherwise.

“Tax Return” means returns, declarations, reports, statements, elections, estimates, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, any amendment to the foregoing, and any sales and use and resale certificates) filed or required to be filed in connection with the determination, assessment, payment, deposit or collection of any Taxes of any party or the administration of any Laws, regulations or administrative requirements relating to any Taxes.

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